EXHIBIT D (3)

          Restated Certificate of Incorporation, dated December 31, 1991

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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           AIG LIFE INSURANCE COMPANY

         AIG Life Insurance Company, a corporation organized and existing under the laws of the State of Delaware as of 31st day of December, 1991, hereby certifies as follows:

         1. The name of the corporation is AIG Life Insurance Company. The corporation was originally incorporated in the Commonwealth of Pennsylvania under the name of National Union Life Insurance Company as a domestic insurance corporation. The corporation's original Certificate of Incorporation was filed with the Secretary of State of the Commonwealth of Pennsylvania on June 18, 1962. A number of amendments have thereafter been made to the said Certificate of Incorporation by means of various Articles of Amendment, all of which were also filed in Pennsylvania.

         2. AIG Life Insurance Company has been domesticated from the Commonwealth of Pennsylvania to the State of Delaware effective December 31, 1991, pursuant to Section 4946 of the Delaware Insurance Code (18 Del. C. ss. 4946) and all other applicable provisions of the Delaware and Pennsylvania law and a Certificate of Incorporation incorporating all of the provisions of the prior Pennsylvania Certificate of Incorporation as amended today has been filed as the Delaware Certificate of Incorporation of the Corporation to implement its domestication to Delaware. The corporation now is filing this Restated Certificate of Incorporation to replace that Delaware Certificate of Incorporation to eliminate unnecessary provisions in that Certificate of Incorporation.

         3. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the original Pennsylvania Certificate of
                  Incorporation as previously amended and becomes the Certificate of Incorporation of this corporation.


                  The text of the Restated Certificate of Incorporation as heretofore filed, amended or supplemented in Pennsylvania is hereby restated and further amended and reads in its entirety as follows: